EXHIBIT (e)(2)

NEUBERGER BERMAN ETF TRUST
DISTRIBUTION AGREEMENT
SCHEDULE A
Neuberger Berman Carbon Transition & Infrastructure ETF
Neuberger Berman China Equity ETF
Neuberger Berman Commodity Strategy ETF
 Neuberger Berman Disrupters ETF
Neuberger Berman Global Real Estate ETF
 Neuberger Berman Next Generation Connected Consumer ETF
Neuberger Berman Option Strategy ETF
Neuberger Berman Small-Mid Cap ETF

DATED: March 5, 2024